Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

SANARA MEDTECH INC.

ARTICLE ONE

The name of the corporation is Sanara MedTech Inc. (the “Corporation”).

ARTICLE TWO

The Corporation is a for-profit corporation.

ARTICLE THREE

The purpose for which the Corporation is organized is the transaction of any or all lawful business for which a for-profit corporation may be incorporated under the Texas Business Organizations Code (“TBOC”). The Corporation will have perpetual existence.

ARTICLE FOUR

Authorized Capital Stock. The total number of shares of capital stock that the Corporation shall be authorized to issue is 22,000,000 shares, of which 20,000,000 shares will be Common Stock, par value $0.001 per share, and 2,000,000 shares of which will be Preferred Stock, par value $10.00 per share.

Preferred Stock may be issued from time to time in one or more series as may be determined from time to time by the Board of Directors. The Board of Directors is hereby authorized, subject to any prohibitions set forth in any series of Preferred Stock of the Corporation, to set the number of shares constituting each series and to fix or alter the rights, preferences, privileges and restrictions of each series, including, the preferences and relative rights among each series, dividend rights, voting rights, terms of redemption, retirement or any sinking fund, conversion and exchange rights, and the preferences upon any distribution of the assets of the Corporation in the liquidation or winding up of the Corporation. The Board of Directors is authorized to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE FIVE

No shareholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

ARTICLE SIX

Shareholders of the Corporation will not have the right of cumulative voting for the election of directors.

ARTICLE SEVEN

Any action that under the provisions of the TBOC would, but for this Article Seven, be required to be authorized by the affirmative vote of the holders of any specified portion of the shares of the Corporation entitled to vote will require the approval of the holders of a majority of the shares of the Corporation entitled to vote on the action.

ARTICLE EIGHT

The Corporation expressly elects not to be governed by Title 2, Chapter 21 Subchapter M of the TBOC.

ARTICLE NINE

Any action required or permitted by law, this Amended and Restated Certificate of Formation or the Bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall have been signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to the action.

ARTICLE TEN

The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.

ARTICLE ELEVEN

(a) The Corporation will, to the fullest extent permitted by, and in accordance with the TBOC, as the same exists or may hereafter be amended, indemnify any and all persons who are or were serving as director or officer of the Corporation, or who are or were serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee or employee of another corporation, partnership, limited liability company, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, from and against any and all of the expenses, liabilities or other matters referred to in or covered by the TBOC. Such indemnification may be provided pursuant to any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the capacity of director or officer and as to action in another capacity while holding such office, will continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of such a person.

(b) If a claim under paragraph (a) of this Article is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. It will be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct that make it permissible under the laws of the State of Texas for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the laws of the State of Texas nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

ARTICLE TWELVE

To the fullest extent permitted by the laws of the State of Texas as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.

ARTICLE THIRTEEN

Reserved.

ARTICLE FOURTEEN

The street address of the Corporation’s current registered office is 1200 Summit Avenue, Suite 414, Fort Worth, Texas 76102, and the name of its registered agent at that address is Michael D. McNeil.

ARTICLE FIFTEEN

The number of directors constituting the Board of Directors shall be fixed from time to time pursuant to the Bylaws of the Corporation; provided, however, that no decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

ARTICLE SIXTEEN

The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any of all of such terms and conditions may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended absent such consent.

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